Exhibit 10.2

2022 NOTICE OF AWARD OF RESTRICTED SHARES

Director Name:    [PARTICIPANT NAME]

Grant Date:    09-Jun-2022

Number of Restricted Shares granted hereby:

[NUMBER OF RESTRICTED SHARES GRANTED]

Vesting Schedule:    August 31, 2022
November 30, 2022
February 28, 2023
May 31, 2023

[Converted Cash Retainer]

Exhibit 10.2
2022 Director Restricted Shares Award Agreement

This 2022 Director Restricted Shares Award Agreement (the “Agreement”), by and between Jackson Financial Inc. (the “Company”), and the director whose name is set forth on the Notice of Award hereto (the “Director”), is being entered into pursuant to the Jackson Financial Inc. 2021 Omnibus Incentive Plan (the “Plan”) and is dated as of the date it is accepted and agreed to by the Director in accordance with Section 4(n). Capitalized terms that are used but not defined herein shall have the meanings given to them in the Plan.

Section 1. Grant of Restricted Shares. The Company hereby evidences and confirms its grant to the Director, effective as of the date set forth on the Notice of Award hereto (the “Grant Date”), of the aggregate number of Restricted Shares set forth on the Notice of Award hereto (the “Shares”), as satisfaction of the cash retainer of the Director’s annual fee for the current year, in accordance with the Director’s election to receive an equity grant in lieu of his or her cash retainer payment. The Shares granted hereunder are subject to the terms and conditions of the Agreement and the Plan, which are incorporated by reference herein, subject to Section 4(c), below.

Section 2.    Vesting; Forfeiture and Transfer Restrictions.

(1)Generally. Except as otherwise provided herein, the Shares granted hereunder shall vest, if at all, in substantially equal installments on the vesting dates as set forth on the Notice of Award (each, a “Vesting Date”), subject to the Director’s continued service as a member of the Board through such date.

(2)Effect of Termination of Services. Upon the Director’s termination of service from the Board prior to the final Vesting Date, a pro rata amount of the outstanding unvested Shares shall vest as of the date of such termination (the “Termination Date”), based on the period of the Director’s service on the Board during the vesting period. If, however, the Director’s service on the Board is terminated prior to the final Vesting Date due to (i) the Director’s death or Disability, or (ii) the Director’s resignation from the Board as a requirement of his or her service in a governmental position, then all outstanding unvested Shares shall vest as of the Termination Date. Notwithstanding the foregoing, should the Director’s service on the Board be terminated for Cause, then all of the Director’s unvested Shares shall be automatically forfeited as the Termination Date.

(3)Effect of a Change in Control. In the event of a Change in Control, the treatment of any unvested Shares shall be governed by Article XIV of the Plan.

(4)Discretionary Acceleration. Notwithstanding anything contained in this Agreement to the contrary, the Compensation Committee of the Board (the “Administrator”), in its sole discretion, may accelerate the vesting with respect to any Shares under this Agreement, at such times and upon such terms and conditions as the Administrator shall determine.

(5)Restriction on Transfer of Shares. Prior to the date on which the Director ceases to provide services as a member of the Board, the Shares are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise), other than by will or by the laws of descent and distribution to the estate of the Director upon the Director’s death. Any purported transfer in violation of this Section 2(e) shall be void ab initio. Furthermore, notwithstanding any other provision of this Agreement, the Director may not sell the Shares unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of the Shares must also comply with other applicable laws and regulations governing the Company Common Stock, and the Director may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations. Notwithstanding the foregoing, the Participant may, with the prior approval of the Company, transfer the restricted shares for estate planning purposes.

Exhibit 10.2
Section 3. Rights as Shareholder; Dividend Equivalents & Dividends. The Director shall be the record owner of the Shares until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote the Shares. Unless otherwise determined by the Administrator, in the event that the record date for an ordinary dividend cash payment on a share of Company Common Stock occurs following the Grant Date and prior to the Vesting Date, there shall be credited to the account of the Director in respect of each outstanding Share an amount equal to the amount of such dividend (a “Dividend Equivalent”). The dollar value of such Dividend Equivalent shall be deemed reinvested in additional Restricted Shares, based on the closing market price of a share of Company Common Stock reported for the date the corresponding dividend is payable to shareholders. The Dividend Equivalent so credited shall not vest unless the related Shares (or portion thereof) vest and shall be forfeited to the extent that the related Shares (or portion thereof) are forfeited, and shall be subject to the same transfer restrictions as the related Shares. Any fractional Shares credited to the Director’s account and resulting from allocated Dividend Equivalents as of the applicable Vesting Date shall be settled in cash on or within 30 days after the applicable Vesting Date. In addition to the foregoing and unless otherwise determined by the Administrator, in the event that the record date for an ordinary dividend cash payment on a share of Company Common Stock occurs following the Vesting Date and prior to the Termination Date, there shall be credited to the account of the Director in respect of each outstanding Share a cash amount equal to the amount of such dividend. If the Director forfeits any rights he or she has under this Agreement in accordance with Section 2(b), the Director shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Shares and shall no longer be entitled to vote or receive dividends on the Shares.
Section 4.    Miscellaneous.

(1)Authorization to Share Personal Data. The Director authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to the Director to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.

(2)No Right to Continued Service; Discretionary Nature of Plan. Nothing in this Agreement shall be deemed to confer on the Director any right to continue in the service of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such service at any time. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Shares pursuant to this Agreement does not create any contractual right or other right to receive any Restricted Shares or other Award in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Director’s membership on the Board.

(3)Interpretation. The Administrator shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Agreement. Any determination or interpretation by the Administrator under or pursuant to the Plan, this Agreement or this Award shall be final and binding and conclusive on all persons affected hereby. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express terms of the Plan shall govern.

(4)Section 83(b) Election. The Director may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Shares. Any such election must be made within thirty (30) calendar days after the Grant Date. If the Director elects to make a Section 83(b) Election, the Director shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Director agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

(5)Forfeiture of Awards. The Restricted Shares granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Director or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.

(6)Consent to Electronic Delivery. By entering into this Agreement and accepting the Shares evidenced hereby, the Director hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Director pursuant to applicable securities laws) regarding the Plan, this Agreement, the Award, and the Shares and, to the extent relating to the Shares, the Company and the Subsidiaries, via the Company’s website or other electronic delivery.

Exhibit 10.2
(7)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(8)Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Director and the Company; provided that the Company may unilaterally amend this Agreement to the extent necessary to comply with applicable law, rule or regulation.

(9)Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Director without the prior written consent of the Company.

(10)Applicable Law. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Michigan, without reference to principles of conflict of law that would require application of the law of another jurisdiction.

(11)Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 4(k).

(12)Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(13)Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(14)Acceptance of Shares and Agreement. The Director has indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Director by or on behalf of the Company. The Director acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Shares under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Director acknowledges that there may be tax consequences to the Director upon the grant or vesting of the Shares or disposition of the Shares and that the Director has been advised to consult a tax advisor prior to such grant, vesting or disposition. The Director and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Director’s confirmation, consent, signature, agreement and delivery of this Agreement and the Shares is legally valid and has the same legal force and effect as if the Director and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

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